Sub-Item 77Q(1)(a):  Copies of any Material Amendments to the
Registrant's Charter or By-Laws

On February 26, 2016, the Board of Trustees of Driehaus Mutual Funds (the "Trust") approved amendments to the Trust's Amended and Restated By-Laws. A copy of the Amended and Restated By-Laws is incorporated herein by reference to Exhibit (b) of Post-Effective Amendment No. 94 to Registrant's Registration Statement on Form N-1A filed with the SEC on April 26, 2016.





Sub-Item 77Q(1)(e):  Copies of any New or Amended Registrant
Investment Advisory Contracts

On May 1, 2016, the Trust and Driehaus Capital Management LLC entered into a Letter Agreement with respect to Driehaus Emerging Markets Growth Fund, amending the terms of the Investment Advisory Agreement dated September 25, 1996, as amended. A copy of the Letter Agreement is incorporated herein by reference to Exhibit (d)(ii) of Post-Effective Amendment No. 94 to Registrant's Registration Statement on Form N-1A filed with the SEC on April 26, 2016.